Exhibit 10.15

FINAL

Independent Contractor Agreement

This Independent Contractor Agreement (this “Agreement”) is made and entered into as of the Effective Date of the Separation Agreement & Release (as defined below) (the “Effective Date”) by and between Akoustis, Inc., a Delaware corporation (“Company”), and Rohan W. Houlden (“Contractor”). The Company and Contractor are referred to herein individually as a “Party” and collectively as the “Parties.” This Agreement is being entered into in connection with that certain Separation Agreement & Release (the “Separation Agreement & Release”) between the Parties, which provides for Contractor’s execution and compliance with this Agreement. This Agreement is the “Independent Contractor Agreement” defined in Section 2 of the Separation Agreement & Release. The Parties hereby agree as follows:

1. Term and Termination.

1.1 Term. The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of two months, unless earlier terminated in accordance with this Agreement, and shall thereafter be automatically renewed on a month to month basis until terminated by either Party for any reason upon thirty days written notice to the other Party.

1.2 Termination. Either Party may terminate this Agreement for any reason during the initial term or any renewal term upon thirty days prior written notice to the other Party.

2. Obligations Upon Termination. Upon termination of this Agreement: (i) neither Contractor nor Company shall have any further obligations under this Agreement, except for the Company’s obligation to provide the compensation and benefits described on Exhibit A attached hereto prior to the termination, as well as the Parties’ obligations under Sections 5, 6, 7 and 9 of this Agreement, and (ii) Contractor shall immediately return all Company equipment, Proprietary Information, Inventions, and Work Product as defined in Section 5 of this Agreement.

3. Contracting Services and Relationship.

3.1 Services. During the term of this Agreement, Contractor shall provide to Company the services set forth on Exhibit A and incorporated herein by reference (the “Services”). It is expected that Contractor shall be available to provide the Services to Company at such times as may be reasonably requested by Company. Contractor shall use his reasonable best efforts to perform the Services.

3.2 Relationship. It is expressly understood and agreed that, in the performance of the Services under this Agreement, Contractor is at all times acting as an independent contractor with respect to Company, and not as an employee, agent, partner or legal representative of Company. Further, it is expressly understood and agreed by the Parties that nothing contained in this Agreement shall be construed to create a joint venture, partnership, association, principal-agent relationship, or other affiliation or like relationship between the Parties, it being specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement. The Company shall not control the manner or means by which Contractor performs the Services, including but not limited to the time and place such Services are performed. Contractor will have exclusive control over the manner and means that Contractor performs the Services rendered. Contractor will set Contractor’s own schedule, hours, and location for the performance of the Services rendered. Contractor will provide the tools, vehicles, equipment, supplies, materials or other items needed to perform the Services pursuant to this Agreement. Contractor shall not have any claim under this Agreement or otherwise against Company for vacation pay, paid sick leave, retirement benefits, social security, workers’ compensation, health, disability, unemployment insurance benefits or other employee benefits of any kind (except as specifically set forth on Exhibit A hereto). It is understood and agreed that (i) Contractor will not be treated as Company’s employee for federal tax purposes; (ii) Company will not withhold on behalf of Contractor any sums for income tax, withholding tax, unemployment insurance, social security, or any other benefits afforded to Company’s employees; (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of Contractor; and (iv) Contractor shall indemnify and hold Company harmless from any and all loss or liability arising from its failure to make such payments, withholdings, benefits and filings, if any. Contractor agrees and acknowledges that this Agreement does not grant, and Contractor shall not have, any authority, express or implied, to enter into any contract or assume any obligation on behalf of Company without the prior written consent of Company.

4. Compensation. In consideration for Contractor’s full and timely performance of the Services, Company shall compensate Contractor pursuant to the terms set forth in Exhibit A. For the avoidance of doubt, such compensation includes any and all taxes and charges which are applicable to such compensation under applicable laws, and all such taxes and charges shall be Contractor’s sole and exclusive responsibility. Contractor acknowledges that Contractor will receive an IRS Form 1099-MISC from the Company, and that Contractor shall be solely responsible for all federal, state, local, and foreign taxes for the Monthly Fees (as defined in Exhibit A). Contractor further acknowledges that Contractor will receive an IRS Form W-2 from the Company with respect to the Special Payment (as defined in Exhibit A) and that such Special Payment shall be subject to applicable tax withholding and deductions. Contractor acknowledges that Contract shall be solely responsible for any amount owed with respect to any applicable federal, state, local and foreign taxes in excess of such withholding. Contractor understands and agrees that Contractor would not receive the compensation and benefits under this Agreement, except for Contractor’s execution and non-revocation of the Separation Agreement & Release and the fulfillment of the promises contained therein and within this Agreement. If Contractor has not returned the Separation Agreement & Release signed by Contractor on or before the twenty-first day after Contractor receives a copy of it, or if Contractor revokes the Separation Agreement & Release during the seven days after signing it, then (i) all payments and benefits provided under this Agreement (including vesting of equity awards) shall be forfeited and not paid, and (ii) this Agreement shall be terminated immediately without further action.

5. Confidentiality.

5.1 Proprietary Information. Contractor agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, technology, single-crystal piezoelectric materials technology, acoustic resonators technology, acoustic wave filters technology, designs, drawings, engineering, hardware configuration information, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, software, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of Company, including any derivatives of the forgoing items, provided, however, Proprietary Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Contractor or of others. Contractor agrees at all times, in the performance of Services under this Agreement, and for so long thereafter as any Proprietary Information may remain confidential, secret or otherwise wholly or partly protectable, to hold in strictest confidence, and not to use, except as instructed by the Company or as required by law, or to disclose to any person, firm or corporation without the written authorization of the President and Chief Executive Officer or the Board of Directors of Company, any Proprietary Information. Contractor understands that Contractor’s unauthorized use or disclosure of Proprietary Information during Contractor’s performance of Services under this Agreement will lead to action up to and including termination of this Agreement and legal action by Company. Contractor also understands that Contractor’s unauthorized use or disclosure of Proprietary Information after the termination of this Agreement may lead to legal action by Company.

5.2 Disclosure of Inventions. Contractor will promptly disclose to Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, blueprints, formulae, processes, techniques, computer programs, strategies, know-how and data, whether or not patentable or registerable under patent, trademark, copyright or similar statutes, made or conceived or reduced to practice or learned by Contractor, either alone or jointly with others, during Contractor’s performance of Services under this Agreement that are related to the business of Company or that result from tasks assigned to Contractor by Company or that result from the use of premises or property (including computer systems and engineering facilities) owned, leased or contracted for by Company (all such discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, blueprints, know-how and data are hereinafter referred to as “Inventions”). Contractor will also promptly disclose to Company, and Company hereby agrees to receive all such disclosures in confidence, all other discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, blueprints, know-how and data, whether or not patentable or registerable under patent, trademark, copyright or similar statutes, made or conceived or reduced to practice or learned by Contractor, either alone or jointly with others, during Contractor’s performance of Services under this Agreement for the purpose of determining whether they constitute “Inventions”, as defined above.

5.3 Ownership of Inventions. All Inventions shall be the sole property of Company and its assigns, and Company and its assigns shall be the sole owner of all patents, copyrights, trademarks and other rights in connection therewith. Contractor hereby assigns to Company any rights Contractor may have or acquire in such Inventions. Contractor shall assist Company in every proper way as to all such Inventions (but at Company’s expense) to obtain and, from time to time, enforce patents, copyrights, trademarks and other rights and protections relating to said Inventions in any and all countries, and to that end, Contractor will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks and other rights and protections on and enforcing such Inventions, as Company may desire, together with any assignments thereof to Company or persons designated by it.

5.4 Work Product. Anything Contractor produces, solely or jointly with others, during Contractor’s performance of Services under this Agreement (“Work Product”) shall constitute a “work made for hire” pursuant to 17 U.S.C § 101, and shall be the sole and exclusive property of Company. By way of illustration, but not limitation, Work Product may include all documents, photographs, artwork, literature, engineering drawings, data compilations, reports and other media or materials produced by or as the result of Contractor’s work or delivered by Contractor in the course of performing that work. To the extent Contractor’s Work Product is determined not to be a work for hire, Contractor hereby assigns to Company all right, title, and interest in and to such work, including the copyright and all other intellectual property rights associated therewith, including all possible copyright, patent, and trademark registrations or renewals. To the extent that the vesting of rights to any Work Product in Company requires Contractor’s written assignment or other written documents to be signed by Contractor, Contractor agrees, at no additional cost to Contractor, but at Company’s expense, to execute any such assignments and any such other written documents as may be required to cause the vesting of such rights in Company. In the event the Company is unable, after reasonable effort, to secure Contractor’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to Work Product, for any reason whatsoever, Contractor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Contractor’s agent and attorney-in-fact, to act for and on Contractor’s behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or similar protections thereon with the same legal force and effect as if executed by Contractor and Contractor hereby ratifies, affirms and approves all such lawfully permitted acts accordingly. To the extent, and for whatever reason, Contractor is deemed to own less than the exclusive right, title and interest to Work Product, Contractor hereby grants Company all the rights it possesses in the Work Product including, but not limited to, an exclusive, worldwide, perpetual, and royalty-free license to use, market and sublicense such work as Company deems appropriate in its sole discretion.

5.5 Equitable Remedies. Contractor acknowledges that the restrictions contained in Sections 5 and 7 of this Agreement are reasonable and necessary to protect the legitimate interests of Company, and that any violation of any provisions of Sections 5 and 7 will result in irreparable injury to Company for which there is no adequate remedy at law and that Company shall have the right to enjoin Contractor from acts in violation of Sections 5 and 7, including by temporary restraining order, preliminary and permanent injunction. The right of equitable remedies shall be in addition to and not in lieu of all of the rights and remedies Company shall have at law or in equity, including, without limitation, the right to recover damages.

5.6 Legally Protected Conduct. Notwithstanding any other provision of this Agreement, Contractor will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Contractor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Contractor may disclose the Company’s trade secrets to Contractor’s attorney and use the trade secret information in the court proceeding if Contractor (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Further, nothing contained in this Agreement limits Contractor’s ability to file a charge or complaint with a federal, state or local governmental agency or commission (“Government Agencies”). Also this Agreement does not limit Contractor’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

6. Documentation. In the event of the termination of this Agreement, Contractor will promptly deliver to Company all documents, notes, drawings, blueprints, formulae, specifications, computer programs, data and all other materials of any nature pertaining to any Proprietary Information or to Contractor’s work with Company, and will not take any of the foregoing or any reproduction of any of the foregoing that is embodied in a tangible medium of expression.

7. Restrictive Covenants.

7.1 Non-Competition. During the term of this Agreement and for twelve months thereafter (the “Restriction Period”), Contractor shall not provide Competitive Services (defined below) to any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any business the same as or substantially similar to the Company’s acoustic resonator and RF filter business (the “Business”), anywhere in the Restricted Territory (defined below); provided, however, that Contractor may own less than 5% in the aggregate of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), other than any such enterprise with which the Company competes or is currently engaged in a joint venture, if such securities are of a class listed on any national or regional securities exchange or have been registered under Section 12(b) or (g) of the Exchange Act.

7.2 Non-Solicitation. During the Restriction Period, Contractor shall not: (i) solicit or hire, or attempt to recruit, persuade, solicit or hire, any employee, or independent contractor of, or consultant to, the Company, or its affiliates, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement; or (ii) attempt in any manner to solicit or accept from any customer or client of the Company or any of its affiliates, with whom Contractor had material business-related contact (during the six months prior to the termination of the Agreement, regardless of whether during the term of this Agreement or during Contractor’s prior employment relationship with the Company) or about whom Contractor learned Proprietary Information (during the six months prior to the termination of the Agreement, regardless of whether during the term of this Agreement or during Contractor’s prior employment relationship with the Company), business of the kind or competitive with the business done by the Company or its affiliates with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company or any of its affiliates or if any such customer elects to move its business to a person other than the Company or any of its affiliates, provide Competitive Services to such customer, or have any discussions regarding any such service with such customer, on behalf of such other person. An employee or independent contractor shall be deemed covered by this Section 7.2 while employed or retained by the Company and for a period of six months thereafter.

7.3 Contractor agrees that the Restriction Period will be extended by the duration of any violation by Contractor of any of Contractor’s obligations under this Section 7. For purposes of this Agreement, “Competitive Services” means any position in which Contractor will provide the same or substantially similar services as those performed by Contractor during the six months prior to the termination of this Agreement, regardless of whether during the term of this Agreement or during Contractor’s prior employment relationship with the Company. “Restricted Territory” is defined as: (i) North America, (ii) the United States, (iii) the State of North Carolina, (iv) the State of New York, (v) any state in which the Company operates during the term of this Agreement, (vi) any state in which Contractor performed Services for the Company during the term of this Agreement, and (vii) within fifty miles of Contractor’s primary worksite during the six month period prior to the termination of this Agreement.

7.4 Contractor expressly agrees that the character, duration and scope of Sections 7.1, 7.2, and 7.3 are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed and do not impose a greater restraint than necessary to protect the goodwill and other legitimate business interests of the Company and its affiliates, including their goodwill, Proprietary Information, and employee and independent contractor relationships, and that Contractor had the opportunity to review the provisions of this Agreement with legal counsel of Contractor’s choosing. In particular, Contractor agrees and acknowledges that the Company is currently engaging in Business and actively marketing its services and products throughout the Restricted Territory, and that the Company expends significant time and effort developing and protecting the confidentiality of its Proprietary Information. Contractor acknowledges and agrees that the consideration provided to Contractor under this Agreement is sufficient consideration for Contractor’s responsibilities and commitments hereunder. During Contractor’s service under this Agreement and during Contractor’s prior employment with the Company, Contractor has been and will be exposed to highly sensitive Proprietary Information, including regarding the Company’s business plans, business processes, methods of operation, customers, vendors, and other business relationships. Contractor agrees that enforcement by the Company of this Agreement will not cause economic hardship to Contractor.

8. Compliance with Laws. In their performance of this Agreement, the Parties shall comply with the provisions of all applicable federal, state, county, and local laws, ordinances, regulations and codes (including procurement of required permits, licenses or certificates).

9. General Provisions.

9.1 Governing Law and Interpretation. This Agreement shall be governed and construed in accordance with the laws of North Carolina without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, each Party (i) consents to the personal jurisdiction of any state or federal court located in Charlotte, North Carolina (and any corresponding appellate court) in any proceeding arising out of or relating to this Agreement, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as otherwise provided in this Agreement agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Process in any such proceeding may be served on either Party anywhere in the world. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. All payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement shall be interpreted and operated consistent with this intent.

9.2 Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

9.3 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement will be binding upon and inure to the benefit of Contractor and Contractor’s heirs, executors and administrators. Contractor may not assign any of Contractor’s rights or obligations under this Agreement without the written consent of the Company.

9.4 Severability; Modification. Each provision of this Agreement is severable from every other provision of this Agreement. Any determination by a court of competent jurisdiction that a provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of any other provision hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Should a determination be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of the covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of the Contractor, on the one hand, and the Company, on the other, that the covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Contractor which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of the covenant not to compete, and the Parties agree that the Agreement shall be construed by severing, limiting, reducing, or modifying it to the least extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

9.6 Other Agreements. Contractor represents and warrants that Contractor’s execution and delivery of this Agreement and the performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by Contractor in confidence or trust. Contractor and Company have previously entered into the Separation Agreement & Release and an Employee Confidentiality, Proprietary Information and Patent and Invention Assignment Agreement executed by Contractor with the Company on September 19, 2016 (“Confidentiality and IP Agreement”). The Contractor’s obligations under this Agreement are in addition to and do not supersede the Confidentiality and IP Agreement and the Separation Agreement & Release. Contractor represents and warrants that he has fully complied with all obligations arising under such Confidentiality and IP Agreement prior to the Effective Date.

9.7 Notices. Any notice which a Party is required or may desire to give pursuant to this Agreement shall be given by email, personal delivery or registered or certified mail, return receipt requested, addressed to Contractor at Contractor’s email address, address of record with Company and addressed to Company at its principal office, or at such other place as either Party may, from time to time, designate in writing. The date of email transmission, personal delivery or the date of mailing any such notice shall be deemed to be the date of delivery thereof.

9.8 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof.

9.9 Waivers. Any failure by Company to enforce any provision of this Agreement shall not constitute a waiver of the provisions, nor shall a waiver once granted be construed to waive a subsequent breach of the same or other provision.

Contractor hereby acknowledges that Contractor has been advised to seek an attorney who will advise Contractor regarding the legal implications of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY Akoustis, Inc.	CONTRACTOR Rohan W. Houlden

Print Name:	Date:

Title:

Date:

Exhibit A

Services and Compensation

1. Duties and Responsibilities of Contractor. Contractor shall be reasonably available to perform such services as are reasonably requested by the Chief Executive Officer of the Company, including without limitation (a) special projects assigned by the Chief Executive Officer, (b) supporting the transition of the Contractor’s former responsibilities to the Company’s new Chief Product Officer, (c) being available to provide support to the Company in certain litigation matters to which it is or may be a party, and (d) supporting the further development of intellectual property with respect to which Contractor has previously been involved.

2. Compensation. In consideration for Contractor’s full and timely performance of the Services described in Section 1 above, the Contractor shall be entitled to the following compensation and benefits.

2.1.	Monthly Fee. Contractor shall be paid a (“Monthly Fee”) calculated as follows: (a) during the first three months of the term of this Agreement (until the three-month anniversary of the Effective Date), the Monthly Fee shall be $8,333.33 per month, or (b) after the three-month anniversary of the Effective Date, the Monthly Fee shall be calculated at a rate of $175 per hour of Services rendered, subject to a maximum Monthly Fee of $8,333.33 per month. The Monthly Fee shall be payable on a monthly basis in accordance with customary accounts payable policies of the Company.

2.2.	Special Payment. So long as Contractor remains engaged hereunder and continues rendering Services pursuant to, and complying with, this Agreement and the Separation Agreement & Release through the date when the Company’s Compensation Committee makes a final determination regarding annual bonuses for the Company’s fiscal year ending on June 30, 2022, Contractor shall be paid a lump sum payment (the “Special Payment”) in an amount equal to the bonus that he would have earned under the Company’s Annual Bonus Compensation Plan for fiscal year 2022 had he remained an employee of the Company. This Special Payment shall be at the same time as when the Company provides payment under its Annual Bonus Compensation Plan for fiscal year 2022 to its employees, but in all events shall be paid during the 2022 calendar year.

2.3.	Equity Compensation. All outstanding Options, Restricted Stock Units, Restricted Stock Awards (each such term as defined in the Plans defined below) or other grants of equity based compensation under Akoustis’ 2018 Stock Incentive Plan, 2016 Stock Incentive Plan, 2015 Equity Incentive Plan or 2014 Stock Plan (each a “Plan”) shall remain outstanding and continue to vest in accordance with their terms for so long as Contractor is providing services under this Agreement. Upon the termination of the Agreement for any reason, all unvested Options, Restricted Stock Units, Restricted Stock Awards or other grants of equity based compensation under the Plans shall immediately terminate and be forfeited and Contractor shall have no further rights with respect thereto. Contractor acknowledges that any and all vested Options shall expire within the time period set forth in the Plan and related award agreement (generally ninety days from the termination of this Agreement).

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